Exhibit 4.1

THIS SECURITY IS A GLOBAL SECURITY WITHIN THE MEANING OF THE INDENTURE HEREINAFTER REFERRED TO AND IS REGISTERED IN THE NAME OF A DEPOSITARY OR A NOMINEE THEREOF.  THIS SECURITY MAY NOT BE EXCHANGED IN WHOLE OR IN PART FOR A SECURITY REGISTERED, AND NO TRANSFER OF THIS SECURITY IN WHOLE OR IN PART MAY BE REGISTERED, IN THE NAME OF ANY PERSON OTHER THAN SUCH DEPOSITARY OR A NOMINEE THEREOF, EXCEPT IN THE LIMITED CIRCUMSTANCES DESCRIBED IN THE INDENTURE.

UNLESS THIS SECURITY IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY, A NEW YORK CORPORATION (“DTC”), TO THE ISSUER OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE, OR PAYMENT, AND ANY SECURITY ISSUED IS REGISTERED IN THE NAME OF CEDE & CO.  OR IN SUCH OTHER NAME AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT IS MADE TO CEDE & CO OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY A PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.

STAPLES, INC.

2.750% Senior Notes Due January 12, 2018

CUSIP NO. 855030AL6

No.	$

Staples, Inc., a corporation organized under the laws of the state of Delaware “(herein called the “Company”; which term includes any successor Person under the Indenture hereinafter referred to), for value received, hereby promises to pay to CEDE & CO., or registered assigns, the principal sum of                                                            Dollars (which principal amount may from time to time be increased or decreased to such other principal amounts by adjustments made on the records of the Trustee hereinafter referred to in accordance with the Indenture) on January 12, 2018, and, subject to adjustment as hereinafter provided, to pay interest thereon from January 14, 2013 or from the most recent Interest Payment Date to which interest has been paid or duly provided for, semi-annually on January 12 and July 12 in each year commencing July 12, 2013 at the rate of 2.750% per annum, until the principal hereof is paid or made available for payment, and to the extent that the payment of such interest shall be legally enforceable at the interest rate then in effect on any overdue principal and on any overdue installment of interest until paid.

The interest so payable, and punctually paid or duly provided for, on any Interest Payment Date will, as provided in such Indenture, be paid to the Person in whose name this Security (or one or more Predecessor Securities) is registered at the close of business on the Regular Record Date for such interest, which shall be the January 1 or July 1 (regardless of whether or not a Business Day), as the case may be, next preceding such Interest Payment Date.

If any Interest Payment Date falls on a day that is not a Business Day, it shall be postponed to the following Business Day.  Any such interest not so punctually paid or duly provided for will forthwith cease to be payable to the Holder on such Regular Record Date and may either be paid to the Person in whose name this Security (or one or more Predecessor Securities) is registered at the close of business on a Special Record Date for the payment of such Defaulted Interest to be fixed by the Trustee, notice whereof shall be given to Holders of Securities not less than 10 days prior to such Special Record Date, or be paid at any time in any other lawful manner not inconsistent with the requirements of any securities exchange on which the Securities may be listed, and upon such notice as may be required by such exchange, all as more fully provided in said Indenture.  Payment of the principal of and interest on this Security will be made at the office or agency of the Trustee or any Paying Agent maintained for that purpose in the City of New York, New York, in such coin or currency of the United States of America as at the time of payment is legal tender for payment of public and private debts; provided, however, that at the option of the Company payment of interest may be made by check mailed to the address of the Person entitled thereto as such address shall appear in the Security Register.

Interest Rate Adjustment

The interest rate payable on this series of Securities will be subject to adjustments from time to time if Moody’s Investors Service, Inc. (“Moody’s”) (or, if applicable, any Substitute Rating Agency (as defined below)) or Standard & Poor’s Ratings Services, a division of The McGraw Hill Companies, Inc. (“S&P”) (or, if applicable, any Substitute Rating Agency) downgrades (or downgrades and subsequently upgrades) the rating assigned to this series of Securities, as set forth below.

If the rating with respect to this series of Securities from Moody’s or any Substitute Rating Agency thereof is decreased to a rating set forth in the immediately following table, the interest rate on this series of Securities will increase from the interest rate payable on this series of Securities set forth on the face of this Security by the percentage points set forth below opposite that rating.

Moody’s Rating *	Percentage Points
Bal	0.25
Ba2	0.50
Ba3	0.75
Bl or below	1.00

*  Including the equivalent rating of any Substitute Rating Agency.

If the rating with respect to this series of Securities from S&P or any Substitute Rating Agency thereof is decreased to a rating set forth in the immediately following table, the interest rate on this series of Securities will increase from the interest rate payable on this series of Securities on the date set forth on the face of this Security by the percentage points set forth below opposite that rating.

S&P Rating *	Percentage Points
BB+	0.25
BB	0.50
BB-	0.75
B+ or below	1.00

*  Including the equivalent rating of any Substitute Rating Agency.

If at any time the interest rate on this series of Securities has been adjusted upward as a result of a decrease in a rating by an Interest Rate Rating Agency and that Interest Rate Rating Agency subsequently increases its rating on this series of Securities to any of the ratings set forth in the tables above, the per annum interest rate on this series of Securities will be decreased such that the per annum interest rate equals the interest rate set forth on the face of this Security plus the percentage points set forth opposite the ratings in effect immediately following the increase in the tables above; provided, however, that if Moody’s or any Substitute Rating Agency subsequently increases its rating on this series of Securities to “Baa3” (or its equivalent if with respect to any Substitute Rating Agency) or higher and S&P or any Substitute Rating Agency subsequently increases its rating on this series of Securities to “BBB-” (or its equivalent if with respect to any Substitute Rating Agency) or higher, the per annum interest rate on this series, of Securities will be decreased to the interest rate set forth on the face of this Security.

No adjustment in the interest rate on this series of Securities shall be made solely as a result of an Interest Rate Rating Agency ceasing to provide a rating.  If at any time less than two Interest Rate Rating Agencies provide a rating on this series of Securities, the Company will use commercially reasonable efforts to obtain a rating on this series of Securities from another “nationally recognized statistical rating organization” within the meaning of Rule 15c3-l (c)(2)(vi)(F) under the Exchange Act, to the extent one exists, and if another nationally recognized statistical rating organization rates this series of Securities (such organization, as certified by a resolution of the Company’s board of directors, a “Substitute Rating Agency”), for purposes of determining any increase or decrease in the per annum interest rate on this series of Securities pursuant to the tables above, (1) such Substitute Rating Agency will be substituted for the last Interest Rate Rating Agency to provide a rating on this series of Securities but which has since ceased to provide such rating, (2) the relative ratings scale used by such Substitute Rating Agency to assign ratings to senior unsecured debt will be determined in good faith by an independent investment banking institution of national standing appointed by the Company and, for purposes of determining the applicable ratings included in the table above with respect to such Substitute Rating Agency, such ratings shall be deemed to be the equivalent ratings used by Moody’s and S&P in such tables, and (3) the per annum interest rate on this series of Securities will increase or decrease, as the case may be, such that the interest rate equals the interest rate set forth on the face of this Security plus the appropriate percentage, if any, set forth opposite the rating from such Substitute Rating Agency in the applicable table above (taking into account the provisions of clause (2) above) (plus any applicable percentage points resulting from a decreased rating by the other Interest Rate Rating Agency).  For so long as (a) only one Interest Rate Rating Agency provides a rating on this series of Securities, any increase or decrease in the interest rate on this series of Securities necessitated by a reduction or increase in the rating by that Interest Rate Rating Agency shall be twice the applicable percentage set forth in the applicable table above and (b) no Interest Rate Rating Agency provides a rating on this series of Securities, the interest rate on this series of Securities will increase to, or remain at, as the case may be, 2.00% above the interest rate set forth on the face of this Security.  If Moody’s or S&P ceases to rate this series of Securities or make a rating of this series of Securities publicly available for reasons within the Company’s control, the Company will not be entitled to obtain a rating from a Substitute Rating Agency and the increase or decrease in the per annum interest rate on this series of Securities shall be determined in the manner described above as if either only one or no Interest Rate Rating Agency provides a rating on this series of Securities, as the case may be.

Each adjustment required by any decrease or increase in a rating set forth above, whether occasioned by the action of Moody’s, S&P or any Substitute Rating Agency, shall be made independent of (and in addition to) any and all other adjustments.  In no event shall (1) the per annum interest rate on this series of Securities be reduced below the interest rate as set forth on the face of this Security or (2) the per annum interest rate on this series of Securities exceed 2.00% above the interest rate set forth on the face of this Security.

Any interest rate increase or decrease described above will take effect on the next business day after the rating change has occurred.  The Company shall promptly advise the Trustee of each change in interest rate, change in rating or the appointment and identity of any Substitute Rating Agency by Company Notice.  The Trustee shall not be responsible for determining the interest rate that may be in effect from time to time.

The interest rates on this series of Securities will permanently cease to be subject to any adjustment described above (notwithstanding any subsequent decrease in the ratings by any Interest Rate Rating Agency) if this series of Securities becomes rated “A3” (or its equivalent) or higher by Moody’s (or any Substitute Rating Agency) and “A-” (or its equivalent) or higher by S&P (or any Substitute Rating Agency), or one of those ratings if this series of Securities is rated by only one Interest Rate Rating Agency, in each case with a stable or positive outlook.

Reference is hereby made to the further provisions of this Security set forth on the reverse hereof, which further provisions shall for all purposes have the same effect as if set forth at this place.

Unless the certificate of authentication hereon has been executed by the Trustee referred to on the reverse hereof by manual signature, this Security shall not be entitled to any benefit under the Indenture or be valid or obligatory for any purpose.

IN WITNESS WHEREOF, the Company has caused this instrument to be duly executed under its corporate seal.

Dated: January 14, 2013

STAPLES, INC.

By:
Name:
Title:

Attest:

Name:
Title:

Dated:  January 14, 2013

This is one of the Securities of the series designated herein referred to in the Indenture.

HSBC Bank USA,
National Association, as Trustee

By:
Authorized Signatory

[Reverse of Note]

This Security is one of a duly authorized issue of Securities of the Company designated as its 2.750% Senior Notes due 2018 (herein called the “Securities”), limited initially (except as otherwise provided in the Indenture referred to below) in aggregate principal amount to $500,000,000, issued and to be issued under an Indenture, dated as of January 15, 2009 (herein called the “Indenture”, which term shall have the meaning assigned to it in such instrument), among the Company, the subsidiary guarantors named therein, and HSBC Bank USA, National Association, as Trustee (herein called the ‘Trustee”, which term includes any successor trustee under the Indenture).  The Company may, without the consent of the Holders, create and issue additional Securities (the “Additional Securities”) on terms and conditions substantially identical to those of the Securities, including having the same CUSIP number, so that the Additional Securities shall be consolidated and form a single series with the Securities and shall have the same terms as to ranking or otherwise as the Securities, except for the public offering price, amount and date of the first payment of interest thereon and the issue date.  The Company may not issue Additional Securities if an Event of Default shall occur and be continuing with respect to the Securities.  Reference is hereby made to the Indenture, all Supplemental Indentures thereto and all Officers’ Certificates setting forth the terms of Securities of this series pursuant to Section 301 for a statement of the respective rights, limitations of rights, duties and immunities thereunder of the Company, the Trustee and the Holders of the Securities and of the terms upon which the Securities are, and are to be, authenticated and delivered.

In the event of a deposit or withdrawal of an interest in this Security (including upon an exchange, transfer, redemption or repurchase of this Security in part only) effected in accordance with the Applicable Procedures, the Security Registrar, upon receipt of notice of such event from the Depositary’s custodian for this Security, shall make an adjustment on its records to reflect an increase or decrease of the Outstanding principal amount of this Security resulting from such deposit or withdrawal, as the case may be.

Prior to December 13, 2017 (30 days prior to the maturity date of the Securities of this series), the Securities of this series are redeemable in whole, or in part, at the option of the Company at any time or from time to time, on not less than 30 or more than 60 days’ prior notice mailed to the Holders of the Securities of this series, at a Redemption Price equal to the greater of the following amounts:

•                                          100% of the principal amount of the Securities of this series being redeemed on the Redemption Date; and

•                                          the sum of the present values of the remaining scheduled payments of principal and interest on this series of Securities being redeemed on that Redemption Date (not including any portion of such payments representing interest accrued to the Redemption Date) discounted to the Redemption Date on a semiannual basis at the Adjusted Treasury Rate plus 30 basis points, as determined by the Reference Treasury Dealer, plus, in each case, accrued and unpaid interest thereon to the Redemption Date.

In addition, on and after December 13, 2017 (30 days prior to the maturity date of the Securities of this series), the Securities of this series are redeemable in whole, or in part, at the option of the Company at any time or from time to time, on not less than 30 or more than 60 days’ prior notice mailed to the Holders of the Securities of this series, at a Redemption Price equal to 100% of the principal amount of the Securities of this series being redeemed on the Redemption Date, plus accrued and unpaid interest thereon to the Redemption Date.

For purposes of the foregoing provisions regarding the Company’s optional redemption right, the following definitions arc applicable:

“Adjusted Treasury Rate” means, with respect to any Redemption Date applicable to this series of Securities, the rate per annum equal to the semiannual equivalent yield to maturity of the Comparable Treasury Issue, assuming a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for such Redemption Date.

“Comparable Treasury Issue” means, with respect to this series of Securities, the United States Treasury security selected by the Reference Treasury Dealer as having a maturity comparable to the remaining term of those Securities of this series that are to be redeemed that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the remaining term of this series of Securities.

“Comparable Treasury Price” means, with respect to any Redemption Date applicable to this series of Securities, (A) the average, as determined by an Independent Investment Banker, of the Reference Treasury Dealer Quotations for such Redemption Date, after excluding the highest and lowest such Reference Treasury Quotations, or (B) if the Independent Investment Banker obtains fewer than three such Reference Treasury Dealer Quotations, the average, as determined by an Independent Investment Banker, of all such Reference Treasury Dealer Quotations, or (C) if only one Reference Treasury Dealer Quotation is received, such Reference Treasury Dealer Quotation.

“Independent Investment Banker” means an independent investment banker of national standing appointed by the Company.

“Reference Treasury Dealer” means (A) each of Barclays Capital Inc., Deutsche Bank Securities Inc. and J.P. Morgan Securities LLC and their respective successors; provided however, that if any of the foregoing shall cease to be a primary U.S. Government securities dealer in New York City (a “Primary Treasury Dealer”), we shall substitute therefor another Primary Treasury Dealer and (B) any other Primary Treasury Dealer selected by us.

“Reference Treasury Dealer Quotation” means, with respect to each Reference Treasury Dealer and any Redemption Date for this series of Securities, the average, as determined by the Independent Investment Banker, of the bid and asked prices for the Comparable Treasury Issue for this series of Securities (expressed in each case as a percentage of its principal amount)

quoted in writing to the Independent Investment Banker by such Reference Treasury Dealer at 5:00 p.m. (New York City time) on the third business day preceding such Redemption Date.

Once notice of redemption is mailed, the Securities called for redemption will become due and payable on the Redemption Date and at the applicable redemption price, plus accrued and unpaid interest to the Redemption Date.  Unless the Company defaults in payment of the redemption price, on and after the Redemption Date interest will cease to accrue on the Securities or portions thereof called for redemption.

The Redemption Price will be calculated on the basis of a 360-day year consisting of twelve 30-day months.  If fewer than all of the Securities of this series are being redeemed, the Trustee will select the Securities to be redeemed pro rata, by lot or by any other method the Trustee in its sole discretion deems fair and appropriate, in denominations of $2,000 principal amount and integral multiples of $1,000 in excess thereof.  Upon surrender of any Security of this series redeemed in part, the Holder of the Security will receive a new Security equal in principal amount to the unredeemed portion of the surrendered Security.

If a Change of Control Triggering Event (as defined below) occurs, unless the Company has exercised its right to satisfy and discharge or to defease this series of Securities prior to maturity as described below, Holders of this series of Securities will have the right to require the Company to repurchase all or any part (equal to $2,000 or an integral multiple of $1,000 in excess thereof) of their Securities pursuant to the offer described below (a “Change of Control Offer”).  In the Change of Control Offer, the Company will be required to offer payment in cash equal to 101% of the aggregate principal amount of Securities repurchased plus accrued and unpaid interest, if any, on the Securities repurchased, to the date of purchase (a “Change of Control Payment”).  Within 30 days following any Change of Control Triggering Event, the Company will be required to mail a notice to Holders of this series of Securities describing the transaction or transactions that constitute the Change of Control Triggering Event and offering to repurchase the Securities on the date specified in the notice, which date will be no earlier than 30 days and no later than 60 days from the date such notice is mailed (a “Change of Control Payment Date”), pursuant to the procedures required by the Indenture and described in such notice.  The Company must comply with the requirements of Rule 14e-1 under the Exchange Act, and any other securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with any repurchase of this series of Securities as a result of a Change of Control Triggering Event.  To the extent that the provisions of any securities laws or regulations conflict with the Change of Control provisions of this series of Securities, the Company will be required to comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under the Change of Control provisions of this series of Securities by virtue of such conflicts and compliance with law.

On the Change of Control Payment Date, the Company will be required, to the extent lawful, to:

•                                          accept for payment all Securities of this series properly tendered pursuant to the Change of Control Offer;

•                                          deposit with the paying agent an amount equal to the Change of Control Payment in respect of all Securities of this series or portions of Securities of this series properly tendered; and

•                                          deliver or cause to be delivered to the Trustee the Securities of this series properly accepted together with an Officers’ Certificate stating the aggregate principal amount of this series of Securities or portions of this series of Securities being purchased.

The Company will not be required to make a Change of Control Offer upon the occurrence of a Change of Control Triggering Event if a third party makes such an offer in the manner, at the times and otherwise in compliance with the requirements for an offer made by the Company and the third party purchases all Securities of this series properly tendered and not withdrawn under its offer.  In addition, the Company will not repurchase any Securities of this series if there has occurred and is continuing on the Change of Control Payment Date an Event of Default under the Indenture, other than a default in the payment of the Change of Control Payment upon a Change of Control Triggering Event.

For purposes of the foregoing provisions of a repurchase at the option of Holders upon a Change of Control Triggering Event, the following definitions are applicable;

“Below Investment Grade Rating Event” means that the rating of this series of Securities is downgraded below Investment Grade Rating by both of the Rating Agencies (as defined below), on any date during the period commencing 60 days prior to the date of the public notice of an arrangement that could result in a Change of Control until the end of the 60-day period following public notice of the occurrence of the Change of Control (which 60-day period shall be extended so long as the rating of this series of Securities is under publicly announced consideration for possible downgrade by any of the Rating Agencies).

“Change of Control” means the occurrence of any of the following; (1) any event (including, without limitation, any merger or consolidation), the result of which is that any Person becomes the beneficial owner, directly or indirectly, of more than 50% of the then outstanding voting stock of the Company, measured by voting power; (2) the direct or indirect sale, lease, transfer, conveyance or other disposition (other than (i) by way of merger or consolidation or (ii) to the Company or one or more direct or indirect Wholly Owned Subsidiaries of the Company), in one transaction or a series of related transactions, of all or substantially all of the properties or assets of the Company and its subsidiaries taken as a whole to one or more Persons; (3) the Company consolidates with, or merges with or into, any Person, or any Person consolidates with, or merges with or into, the Company, in any such event pursuant to a transaction in which any of the outstanding voting stock of the Company or such other Person is converted into or exchanged for cash, securities or other property, other than any such transaction where the shares of the Company’s voting stock outstanding immediately prior to such transaction constitute, or are converted into or exchanged for, a majority of the voting stock, measured by voting power, of the resulting or surviving Person (or of any direct or indirect parent company of the resulting or surviving Person) immediately after giving effect to such transaction; (4) the first day on which a majority of the members of the Company’s Board of

Directors are not Continuing Directors; or (5) the adoption of a plan providing for the liquidation or dissolution of the Company.  Notwithstanding the foregoing, a transaction will not be deemed to involve a Change of Control if (i) the Company becomes a direct or indirect wholly-owned subsidiary of a holding company (which shall include a parent company) and (ii)(A) the direct or indirect holders of the voting stock of such holding company immediately following that transaction are substantially the same as, and hold in substantially the same proportions as, the holders of the Company’s voting stock immediately prior to that transaction or (B) immediately following that transaction no Person (other than a holding company satisfying the requirements of this sentence) is the beneficial owner, directly or indirectly of more than 50% of the then outstanding voting stock, measured by voting power, of such holding company.  Following any such transaction, references in this definition to the Company shall be deemed to refer to such holding company.  For purposes of this definition, “voting stock” of any specified Person as of any date means capital stock of such Person that is at the same time entitled to vote generally in the election of the board of directors (or comparable governing body) of such Person.

“Change of Control Triggering Event” means the occurrence of both a Change of Control and a Below Investment Grade Rating Event.

“Continuing Director” means, as of any date of determination, any member of the Board of Directors of the Company who (1) was a member of such Board of Directors on the Issue Date of this series of Securities; or (2) was nominated for election or elected to such Board of Directors with the approval of a majority of the Continuing Directors, whether or not directors on the Issue Date of this series of Securities, who were members of such Board of Directors at the time of such nomination or election.

“Investment Grade Rating” means a rating equal to or higher than Baa3 (or the equivalent) by Moody’s and BBB- (or the equivalent) by S&P.

“Moody’s” means Moody’s Investors Services, Inc.

“Rating Agencies” means (1) each of Moody’s and S&P; and (2) if either of Moody’s or S&P ceases to rate this series of Securities or fails to make a rating of this series of Securities publicly available for reasons outside of the Company’s control, a “nationally recognized statistical rating organization” within the meaning of Rule 15c3-l (c)(2)(vi)(F) under the Exchange Act selected by the Company (as certified by a Board Resolution of the Company’s Board of Directors) as a replacement agency for Moody’s or S&P, or both of them, as the case may be,

“S&P” means Standard & Poor’s Ratings Services, a division of The McGraw-Hill Companies, Inc.

The Indenture contains provisions, which will apply to the Securities of this series, for legal defeasance and covenant defeasance, in each case, upon compliance with certain conditions set forth in the Indenture.

If an Event of Default with respect to Securities of this series shall occur and be continuing, the principal of the Securities of this series may be declared due and payable in the manner and with the effect provided in the Indenture.

The Indenture permits, with certain exceptions as therein provided, the amendment thereof and the modification of the rights and obligations of the Company and the rights of the Holders of the Securities of any series under the Indenture at any time by the Company and the Trustee with the consent of the Holders of a majority in aggregate principal amount of the Securities of that or those series of Securities affected at the time Outstanding.  The Indenture also contains provisions permitting the Holders of a majority in aggregate principal amount of the Securities of any series at the time Outstanding, on behalf of the Holders of all the Securities of such series, to waive compliance by the Company with certain provisions of the Indenture and certain past defaults under the Indenture and their consequences.  Any such consent or waiver by the Holder of this Security shall be conclusive and binding upon such Holder and upon all future Holders of this Security and of any Security of such series issued upon the registration of transfer hereof or in exchange herefor or in lieu hereof, whether or not notation of such consent or waiver is made upon this Security.

No reference herein to the Indenture and no provision of this Security or of the Indenture shall alter or impair the obligation of the Company, which is absolute and unconditional, to pay the principal of and interest on this Security at the times, place and rate, and in the coin or currency, herein prescribed.

As provided in the Indenture and subject to certain limitations therein set forth, the transfer of this Security is registrable in the Security Register, upon surrender of this Security for registration of transfer at the office or agency of the Trustee, duly endorsed by, or accompanied by a written instrument of transfer in form satisfactory to the Company and the Security Registrar duly executed by, the Holder hereof or his attorney duly authorized in writing, and thereupon one or more new Securities, of authorized denominations and for the same aggregate principal amount, will be issued to the designated transferee or transferees.

The Securities are issuable only in registered form without coupons in denominations of $2,000 and integral multiples of $1,000 in excess thereof.  No service charge shall be made for any such registration of transfer or exchange, but the Company may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith.

Prior to due presentment of this Security for registration of transfer, the Company, the Trustee and any agent of the Company or the Trustee may treat the Person in whose name this Security is registered as the owner hereof for all purposes, whether or not this Security be overdue, and neither the Company or the Trustee nor any such agent shall be affected by notice to the contrary.

Upon execution of the certificate of authentication hereon by the Trustee, this Security shall be entitled to the benefits under the Indenture.

All terms used in this Security which are defined in the Indenture shall have the meanings assigned to them in the Indenture.

THE INDENTURE AND THIS SECURITY SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.